EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Iliad Holdings Inc.'s Registration Statement No. 333-141695 on Form S-4 of our reports dated March 1, 2007, relating to the consolidated financial statements and financial statement schedules of Universal Compression Holdings, Inc. (“Holdings”) (such report on the consolidated financial statements of Holdings expresses an unqualified opinion and includes an explanatory paragraph relating to Holdings’ change in method of accounting for stock-based compensation) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Universal Compression Holdings, Inc. for the year ended December 31, 2006. We also consent to the use in this Amendment No. 1 to Iliad Holdings Inc.'s Registration Statement No. 333-141695 on Form S-4 of our report dated March 29, 2007 relating to the balance sheet of Iliad Holdings, Inc. appearing in the joint proxy statement/prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such joint proxy statement/prospectus.
/s/  DELOITTE & TOUCHE LLP
Houston, Texas
May 18, 2007